Exhibit 99.1

International Press Release

October 30, 2007

Cardtrend Completes Acquisition of Business Assets in China

Obtains Base For Significant Expansion of China Operations

HONG KONG- October 30, 2007 -- Cardtrend International Inc. (“Cardtrend”) (Other OTC: CDTR.PK), today announced completion of the purchase of the business assets of Global Uplink Communications Ltd. (“Global Uplink China”), a Chinese company based in Guangzhou, Guangdong Province, China. The Global Uplink China assets were acquired for a cash consideration totaling 1,612,950 Chinese Yuan (approximately US$215,000).

The assets are being acquired by Cardtrend’s wholly-owned Chinese subsidiary which will also take over the lease of Global Uplink China’s premises in Guangzhou (including a 200-seat call centre) and transfer 120 Global Uplink China employees to its own staff. Global Uplink China will continue to conduct its business but will outsource all its back office operations to Cardtrend’s Chinese subsidiary under a contract with an initial term of 10 years and minimum annual service fees of RMB 2,400,000 (about US$320,000).

Over the past several years Global Uplink China has established a successful business providing business process outsourcing including call centre services, loyalty programs, customer relations management and related services to a client base which includes financial institutions and multi-national corporations in mainland China, Hong Kong and Macau. Global Uplink’s plans call for expansion to Shanghai, Beijing and other major cities in China.

Mr. KK Ng, Cardtrend’s President and CEO said “This transaction represents a significant step forward for Cardtrend in China. Global Uplink China has been generating annual revenues of approximately US$1 million and this transaction will assist them increase that. We intend to capitalize on Global Uplink China’s existing services and customer base by adding our payment-card and loyalty-rewards programs, as well as payment transactions services.”

Transfer of assets, employees and operations from Global Uplink China to Cardtrend’s Chinese subsidiary is underway and is expected to be fully complete by the end of November 2007.

ABOUT CARDTREND INTERNATIONAL INC.

Cardtrend International Inc. (“Cardtrend”) is a US public company with executive offices in Hong Kong. Its business activities are focused on the payments and loyalty-rewards industries in China and throughout Asia. Through its subsidiaries, Cardtrend operates in multiple locations across Asia. In line with its long-term growth strategy, Cardtrend is organized into three synergistic business units: Cards Business, Prepaid Business and Processing Business. For more information please visit Cardtrend’s corporate website (www.cardtrend.com).

Contact:
Cardtrend International Inc.
(866) 877-2729
ir@cardtrend.com